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                                                                   EXHIBIT 10.14

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

           EMPLOYMENT AND NON-COMPETITION AGREEMENT, dated as of August 12, 1999, by and between SIMONDS INDUSTRIES INC., a Delaware corporation (the "Company"), and Raymond J. Martino of Roxbury, Connecticut ("Employee").

                              W I T N E S S E T H:

           WHEREAS, Employee has agreed to enter into this Agreement in order to assure Company of Employee's expertise and involvement in the conduct of the Company's business, subject to the terms and conditions as hereinafter provided; and

           WHEREAS, the Company desires to employ Employee as Chief Executive Officer of the Company and Employee desires to be employed by the Company in such capacity, upon the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           For purposes of this Agreement, the following terms shall have the meanings set forth below:

           "CAUSE". Cause shall mean (a) act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company by Employee as determined by the Company's Board of Directors in its reasonable discretion, (b) conviction of Employee by a court of competent jurisdiction of or a plea of guilty or nolo contendere by Employee to any felony or crime involving moral turpitude, (c) the habitual drug addiction or intoxication of Employee, (c) the willful failure or refusal of Employee to perform his duties under the terms of his employment with the Company, including the willful failure or refusal of Employee to follow the instructions of the Company's Board of Directors, (e) the breach by Employee of any material terms of this Agreement (including, without limitation, the breach of any non-competition, non-disclosure, or other restrictive covenant) after being giving notice thereof and a reasonable opportunity to cure such breach, or (f) the material breach by Employee of any of the covenants, terms, and provisions of the Stockholder Agreement or the Option Documents after being given notice thereof and a reasonable opportunity to cure such breach.


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           "DIRECTORS" shall mean the Board of Directors of the Company.

           "DISABILITY". Employee shall be deemed to have a disability if an independent medical doctor (selected by the Company's health or disability insurer) certifies that such Employee has for six (6) months, consecutive or non-consecutive, in any twelve (12) month period been disabled in such a manner that he is unable to perform the essential functions of his then current position. Any refusal by Employee to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of such Employee's disability.

           "EBITDA" means earnings before interest and taxes without adjustment for depreciation and amortization.

           "EFFECTIVE DATE" shall mean the date of this Agreement.

           "GOOD REASON" shall mean a material breach by the Company of any of the terms of this Agreement, after being given notice thereof and a reasonable opportunity to cure such breach.

           "MARTINO OPTIONS" shall mean options to be granted to Employee to purchase a total of 4,450 Shares for an exercise price of $458.52 per Share, pursuant to the Option Documents. The Martino Options shall vest as follows:

           a.        1,450 Shares on February 29, 2000;
           b.        1,000 Shares on February 28, 2001;
           c.        1,000 Shares on February 28, 2002;
           d.        1,000 Shares on February 28, 2003.

The Martino Options shall vest immediately upon the occurrence of an Approved Sale, as defined in the Stockholder Agreement, so long as Employee is actively employed under this Agreement.

           "OPTION DOCUMENTS" shall mean the Option Plan and related option grant agreements in respect thereof.

           "OPTION PLAN" shall mean the Company's 1998 Amended and Restated Stock Incentive Plan.

           "REGISTRATION RIGHTS AGREEMENT" means that Registration Rights Agreement by and among the Company and the shareholders of the Company dated as of July 7, 1998.

           "SHARES" means shares of Class A Common Stock of the Company.

           "STOCKHOLDER AGREEMENT" means that certain Stockholder Agreement by and among the Company and the shareholders of the Company dated as of July 7, 1998.


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                                   ARTICLE II

                             EMPLOYMENT AND SERVICES

           2.01      CAPACITY AND SERVICES; TERM.

           (a) The Company hereby employs Employee to serve in the capacity of President and Chief Executive Officer of the Company, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. During the period the Employee is employed by the Company, Employee shall devote substantially all of his attention and energies on a full-time basis to the business and affairs of the Company and use his best efforts to promote its interests; provided, however, that Employee may devote reasonable periods of time for personal purposes, trade associations and charitable activities so long as such purposes or activities do not (i) cause or result in a breach of Article III hereof or (ii) adversely affect the interests of the Company or materially detract from or interfere with the performance of the services otherwise required to be performed by Employee as set forth herein. While the Employee is employed by the Company, Employee shall neither accept nor hold any other employment without approval of the Directors. In his capacity as Chief Executive Officer of the Company, Employee shall be responsible for the supervision and control over, and responsibility for, the financial affairs and operations of the Company, and shall have such other powers and duties as determined by the Directors from time to time. Such services to be provided by Employee hereunder shall be provided for the benefit of the Company without regard to whether any of the Company's operations are conducted directly by the Company or through any subsidiaries, joint ventures or unincorporated division of the Company. While the Employee is employed by the Company, the Company shall provide Employee with an office and support staff reasonably necessary for the proper performance of his duties hereunder and consistent with the past practices of the Company. During the term of his employment hereunder as the CEO of the Company, the Employee shall be a Director.

           (b) This Agreement shall commence on the date hereof and terminate as set forth herein. This Agreement shall terminate on the earliest to occur of the following: (i) Employee's voluntary resignation, (ii) termination by the Company of Employee's employment for Cause, (iii) Employee's death or Disability, or
(iv) termination by the Company of Employee's employment without Cause under
Section 2.09.

           2.02 LIMITATION OF AUTHORITY OF EMPLOYEE. The authority of Employee as Chief Executive Officer of the Company shall have such limitations as shall be prescribed by the Directors.

           2.03 BASE SALARY. The Company shall pay Employee a salary, determined on an annual basis by the Directors, for the services rendered by Employee to the Company while the Employee is employed by the Company (the "Base Salary"). Employee's Base Salary shall initially be $350,000 per annum, payable monthly in equal installments of $29,166.67 in accordance with the customary payroll practices of the Company for its employees. The Base Salary shall be modified only upon the prior agreement of the Company and the Employee.


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           2.04 BONUS. The Company shall pay an annual bonus to Employee as follows. For the period ending December 31, 1999, the Company shall pay Employee a bonus in the amount of $200,000, payable on or prior to March 15, 2000. Thereafter, the Company shall pay Employee a bonus for succeeding years based upon the achievement by the Company of targeted increases in the EBITDA of the Company, which targeted increases shall have been mutually agreed to by the Company and the Employee. It is intended that such bonus will be equal to 75% of Employee's Base Salary if target increase in EBITDA of the Company is achieved and up to a maximum of 150% of Employee's Base Salary upon the achievement of substantially greater increases in EBITDA.

           2.05 FRINGE BENEFITS. While the Employee is employed by the Company, Employee shall be entitled to such employee fringe benefits as are set forth in the Company's Standard Executive Benefits Program, with present provisions as set forth generally in Exhibit A attached hereto, and to the following additional benefits: (a) relocation expenses for the move from his existing domicile to a domicile in the vicinity of the Company headquarters in Fitchburg, Massachusetts, (b) reasonable tax preparation expenses, (c) country club and luncheon club dues and Company vehicle expenses consistent with Company policy for its current CEO and (d) life insurance in an amount equal to 3 times Employee's Base salary. If Employee recognizes taxable income as a result of the benefits provided for in subparagraphs (a) - (c), Company shall pay Employee such additional amount as shall be necessary to cover such additional tax on a grossed up basis. Except as specifically provided herein, Employee's participation in any benefit program shall be at the same level of employee/employer contribution as has been set for all participants in such plan.

           2.06 BUSINESS EXPENSES. While the Employee is employed by the Company, the Company will reimburse Employee for all reasonable travel and out-of-pocket expenses actually incurred by him, consistent with existing practices of the Company, or as otherwise directed by the Directors for the purpose of and in connection with performing his services to the Company hereunder. Such reimbursement shall be made upon presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail.

           2.07 DEATH OR DISABILITY. In the event of the death or Disability of Employee while the Employee is employed by the Company, the Company shall have no further obligations or liability to Employee hereunder, except to pay to Employee or Employee's estate (i) the amount of Employee's Base Salary in effect as of the date of death or Disability earned but unpaid to the date of Employee's death or Disability (including Base Salary for a period of ninety
(90) days between the day of Disability and the commencement of disability insurance benefits under the Company's policy), plus (ii) any unpaid bonus declared or to be declared by the Directors for prior periods and for the period in which his death or Disability shall occur (prorated to the date of such death or Disability), plus (iii) any unreimbursed business expenses incurred by Employee prior to his death or Disability and presented for payment pursuant to
Section 2.06 hereof. If the unpaid bonus to be declared under subparagraph (ii) is not subsequently declared to the mutual agreement of the Company and Employee, such unpaid bonus shall be calculated by reference to the prior year's bonus.


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           2.08 VOLUNTARY TERMINATION BY EMPLOYEE OR TERMINATION FOR CAUSE. The
Company may terminate Employee's employment hereunder at any time for Cause. In the event the Employee voluntarily terminates his employment with the Company, other than for Good Reason, or the Employee's employment with the Company is terminated for Cause, the Company shall have no further obligations or liability to Employee hereunder, except to pay to Employee (in addition to and without regard for benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity)
(i) the amount of Employee's Base Salary in effect as of the date of termination earned but unpaid to the date of such termination, plus (ii) any unreimbursed business expenses incurred by Employee prior to such termination and presented for payment pursuant to Section 2.06 hereof.

           2.09 TERMINATION NOT FOR CAUSE OR BY EMPLOYEE FOR GOOD REASON. The Company may terminate Employee's employment at any time for any reason without Cause. In the event the Company terminates the Employee's employment with the Company for any reason other than as set forth in Sections 2.07 or 2.08 above or Employee terminates his employment for Good Reason, the Company shall have no further obligations or liability to Employee hereunder, except to pay to Employee (in addition to benefits, if any, due or to become due under any insurance, retirement or other similar plan of the Company or any other person or entity) (i) the amount of Employee's Base Salary in effect as of the date of termination earned but unpaid to the date of such termination, plus (ii) any unpaid bonus declared or to be declared by the Directors for prior periods and for the period in which such termination shall occur (pro-rated to the date of such termination), plus (iii) any unreimbursed business expenses incurred by Employee prior to his termination and presented for payment pursuant to Section
2.06 hereof, plus (iv) the amount of Employee's Base Salary and benefits provided in Section 2.05 in effect as of the date of termination, payable for a period of 12 months from the date of such termination in monthly installments in accordance with customary payroll practices of the Company for its employees. Employee's right to receive the payments set forth in subparagraph (iv) of this
Section 2.09 shall be conditioned upon the Employee's full and continued performance of Employee's obligations under ARTICLE III hereof. If the unpaid bonus to be declared under subparagraph (ii) is not subsequently declared to the mutual agreement of the Company and Employee, such unpaid bonus shall be calculated by reference to the prior year's bonus.

           2.10      NOTICE AND POST-TERMINATION ARRANGEMENTS.

           (a) Employee may terminate Employee's employment under this Agreement only upon at least thirty (30) days' prior written notice.

           (b) Upon Company's termination of this Agreement under Section 2.08 or 2.09 hereof, Company may require that Employee remain actively on the job for a period ending thirty (30) days from the date of termination, with full Base Salary and fringe benefits, but Employee shall have no right to remain on the job upon receipt of such notice.


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           2.11 OPTIONS. The Company hereby agrees to grant to Employee the
Martino Options. The terms of the Martino Options shall be governed by the Option Documents, previously furnished to the Employee. Any of the Shares purchased by Employee pursuant to the Martino Options shall be held by Employee subject to the terms and conditions of the Stockholder Agreement, and upon the first purchase of Shares, Employee agrees to become a party to the Stockholder Agreement and Registration Rights Agreement .

           2.12 OTHER PLAN MATTERS. To the extent permitted by applicable law, the Company will waive the eligibility and waiting periods of its Pension Plan 401(k), Profit Sharing Plan, Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Long-Term Disability, Health Insurance and Dental Care Benefit Plans, or if not permitted by applicable law, the Company will use reasonable efforts to provide comparable arrangements to Employee. The Company also agrees to make a contribution, on behalf of Employee, of 3% of Employee's Base Salary and bonus payable under Section 2.04 to both (i) its Pension Plan 401(k) (provided Employee makes a required 3% contribution) and
(ii) the Profit Sharing Plan. If necessary with respect to subparagraphs (i) and
(ii), the Company will adopt a supplemental benefit plan to effect such contributions provided that any such supplemental benefit plan does not jeopardize the qualified status of the Pension Plan 401(k) and the Profit Sharing Plan.

                                   ARTICLE III

                       CONFIDENTIALITY AND NONCOMPETITION

           The parties acknowledge that the Company presently conducts business throughout the United States, Canada and Europe. Further, the parties acknowledge that Employee is extremely knowledgeable about Company's services, pricing, operations and customers. In addition, Employee is receiving consideration and other benefits under this Agreement, including without limitation those set forth in Sections 2.11 and 2.12 hereof, that the Employee would not otherwise receive except for his agreement to perform and abide by the covenants under this ARTICLE III.

           3.01 CONFIDENTIALITY. Under no circumstances and at no time, during or after the Employee's employment with the Company, shall Employee in any manner whether directly or indirectly, use for his own benefit or the benefit of any other person, firm, entity or corporation or disclose, divulge, render or offer, any knowledge or information with respect to the confidential affairs or plans, trade secrets or know-how of the Company and its subsidiaries and affiliates, including, without limitation, any work product prepared by Employee in the course of his employment with the Company ("Confidential Information"), except on behalf of the Company in the course of the proper performance of his duties hereunder. Employee acknowledges and agrees that any and all such Confidential Information will be received and held by him in a confidential capacity, and that disclosure of such Confidential Information would pose a direct threat to the Company in the hands of its competitors. For purposes of this Section 3.01, the term "Confidential Information" shall not include any information which is generally available to the public other than as a result of a disclosure by Employee.


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           3.02 COVENANT NOT TO COMPETE.

           (a) During such time as Employee is employed by the Company and for a period of two (2) years after the termination of his employment, however such termination may arise, Employee hereby agrees that Employee will not, singly, jointly, or as an employee, agent or partner of any partnership or as an officer, agent, employee, director, stockholder (except for not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange or actively traded in the over-the-counter market) or investor in any other corporation or entity, or as a consultant, advisor, or independent contractor to any such partnership, corporation or entity, or in any other capacity, directly, indirectly or beneficially;

                    (i) own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or work for (as an employee, agent, consultant, advisor or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any person, partnership, corporation, or entity which is in direct or indirect competition within the United States or Canada (the "Protected Territory") with the business as conducted by the Company on the date hereof or at any time during Employee's employment with the Company;

                    (ii) induce or attempt to induce any person who, on the date hereof or at any time during Employee's employment with the Company, is an employee of the Company, to terminate his or her employment with the Company, except in the proper performance of his duties hereunder; or

                    (iii) induce or attempt to induce any person, business or entity which is a contracting party with the Company or any of its affiliates, as of the date hereof or at any time during Employee's employment with the Company (a "Customer"), to terminate or modify in any way adverse to the interests of the Company, any written or oral agreement with the Company, except in the proper performance of his duties hereunder.

           (b) The Company and Employee agree that the covenants set forth in this Section 3.02 have been negotiated with advice of counsel in the course of the negotiation and execution of this Agreement and the provision of the consideration set forth above, which endeavor shall result in the receipt by Employee of greater tangible and intangible benefits than would otherwise accrue to him, and therefore the Company and Employee agree that these covenants should and shall be enforced to the fullest extent permitted by law. Accordingly, if in any judicial or similar proceeding a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court or similar body.

           3.03 SPECIFIC PERFORMANCE. Employee agrees that his breach of the provisions of Sections 3.01 or 3.02 above will cause irreparable damage to the Company and that the recovery by the Company of money damages will not constitute an adequate remedy for such breach. Accordingly, Employee agrees that the provisions of Sections 3.01 and 3.02 above may be


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specifically enforced against him in addition to any other rights or remedies available to the Company on account of any such breach, and Employee expressly waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach.

                                   ARTICLE IV

                                  MISCELLANEOUS

           4.01 ASSIGNMENT. This Agreement is personal to Employee and shall not be assigned, transferred, hypothecated, pledged or in any way encumbered by him; provided, that the rights and obligations of Employee hereunder shall be binding upon, and inure to the benefit of, Employee's estate. This Agreement shall be binding upon, and inure to the benefit of, the Company's successors and assigns.

           4.02 AMENDMENT. This Agreement may not be amended, modified or supplemented in any respect except by written agreement entered into by the parties hereto.

           4.03 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without resort to its conflict of laws rules.

           4.04 COUNTERPART; HEADINGS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

           4.05 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties pertaining to the subject matter contained in it.

           4.06 NOTICES. All notices given hereunder shall be in writing and shall be delivered personally or sent by prepaid registered or certified mail, return receipt requested, or by nationally recognized overnight courier service, and addressed as follows:

                     If to the Company:

                               Simonds Industries Inc.
                               135 Intervale Road
                               Fitchburg, MA  01420

                     with a copy to each of:

                               Fleet Venture Resources, Inc.
                               50 Kennedy Plaza, Suite 1200
                               Providence, RI 02903
                               Attention:  Habib Y. Gorgi, President


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                               Edwards & Angell, LLP
                               2800 BankBoston Plaza
                               Providence, RI 02903
                               Attention:  Richard G. Small, Esq.

                     If to Employee:

                               Raymond J. Martino
                               Chief Executive Officer
                               Simonds Industries Inc.
                               135 Intervale Road
                               Fitchburg, MA 01420

           All notices shall be deemed to be given on the date received at the address of the addressee, or, if delivered personally, on the date delivered.

           4.07 SEVERABILITY. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

           IN WITNESS WHEREOF, Employee has executed this Agreement and the Company has caused this Agreement to be executed as an instrument under seal as of the day and year first above written.

                                      SIMONDS INDUSTRIES INC.

                                      By:
                                         -----------------------------------
                                      Title:



                                      --------------------------------------
                                      Raymond J. Martino


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